SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2004

AIRSPAN NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective September 23, 2004, Airspan Networks, Inc. (the “Company”) and Oak Investment Partners XI, Limited Partnership (“Oak”) agreed to amend (the “Amendment”) the Preferred Stock Purchase Agreement, dated as of September 10, 2004, by and among the Company and Oak (the “Purchase Agreement”).

Background of the Transaction

On September 13, 2004, the Company consummated the private sale of 73,000 shares of Series A Preferred Stock to Oak for aggregate gross proceeds of $29.2 million pursuant to the terms of the Purchase Agreement.

Pursuant to the Purchase Agreement, Oak has purchased 73,000 shares of Series A Preferred Stock, which are convertible into 7,300,000 shares of common stock, for $400 per share of preferred stock or $4 per share of common stock equivalent. The per common stock equivalent price was established at a discount of approximately 10% off the trailing 10 day volume weighted average closing price for the common stock on September 9, 2004.

In connection with this transaction, on September 13, 2004, the Company filed an amendment (the “Articles”) to its Amended and Restated Articles of Incorporation with the Washington Secretary of State, setting forth the designations, relative rights, preferences, and limitations applicable to the Series A Preferred Stock.

The Company’s Amended and Restated Articles of Incorporation, as amended by the Articles, provide that holders of the Series A Preferred Stock are entitled to vote on matters presented to the holders of common stock as if the Series A Preferred Stock was converted into the common stock.

Pursuant to the Articles, holders of the Series A Preferred Stock may convert the stock into shares of the Company’s common stock at any time at the rate of 100 shares of common stock for each share of Series A Preferred Stock (the “Conversion Rate”). To the extent that the holders of the Series A Preferred Stock do not participate fully with other the Company stockholders with respect to dividends paid, the Conversion Rate may be appropriately adjusted upon the occurrence of any of the following events: (i) the Company’s payment of common stock dividends and distributions, (ii) common stock splits, subdivisions or combinations and (iii) reclassification, reorganization, change or conversion of the common stock. To the extent that the holders of the Series A Preferred Stock do not participate fully with other the Company stockholders with respect to dividends paid, the Conversion Rate may be appropriately adjusted upon the occurrence of any of the following events: (i) the Company’s payment of common stock dividends and distributions, (ii) common stock splits, subdivisions or combinations and (iii) reclassification, reorganization, change or conversion of the common stock.

The Amendment to the Purchase Agreement

To ensure compliance with NASDAQ Marketplace Rules, the Company, Oak and each subsequent holder of the Series A Preferred Stock (collectively, the “Parties”) have agreed that the holders of the Series A Preferred Stock will only vote on matters presented to the holders of common stock as if the Series A Preferred Stock was converted into the common stock at the rate of 1 share of

Series A Preferred Stock to 86 shares of common stock (the “Voting Conversion Rate”). The Parties have agreed that the holders of the Series A Preferred Stock shall abstain from voting with respect to any remaining votes to which the holders of the Series A Preferred Stock may be entitled under the Articles. The Parties have further agreed that the Voting Conversion Rate will be adjusted from time to time in the same manner and under the same circumstances as the Conversion Rate is adjusted pursuant to the Articles.

The Parties have agreed to use their reasonable efforts to amend the Company’s Articles to provide that holders of the Series A Preferred Stock are entitled to vote on matters presented to the holders of common stock as if the Series A Preferred Stock was converted into the common stock at the Voting Conversion Rate rather than the Conversion Rate. In furtherance of such objectives, the Parties have agreed to seek, if necessary, shareholder approval of the amendment of the Articles at the next regularly scheduled meeting of the shareholders. The Parties’ obligation to seek an amendment of the Articles shall terminate if all of the Series A Preferred Stock is converted into common stock prior to the next shareholders meeting.

The foregoing summary is qualified in its entirety by the Amendment, which is incorporated herein by reference.

Item 9.01.	Exhibits

4.1	Amendment to Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2004

AIRSPAN NETWORKS, INC

By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amendment No. 1 to Preferred Stock Purchase Agreement